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                                                                      EXHIBIT 99


                           THE WILLIAMS COMMUNICATIONS
                                   STOCK PLAN

                                    SECTION 1

                           PURPOSES AND EFFECTIVE DATE

         1.01 Purposes. The objectives of the THE WILLIAMS COMMUNICATIONS STOCK PLAN (the "Plan") are to promote the long-term financial success of WILLIAMS COMMUNICATIONS GROUP, INC. (the "Company") by providing a compensation program to enable the Company to (i) retain employees who are critical to the Company's success; (ii) recognize and reward employee performance; (iii) keep key employees focused on common measurements and goals; and (iv) provide incentives for key employees that are consistent with The Williams Companies, Inc. ("Williams") stockholder interests and values.

         1.02 Effective Date. The Plan shall become effective upon its approval by the Board of Directors of the Company.

                                    SECTION 2

                                   DEFINITIONS

         2.01 Definitions. In addition to the terms defined elsewhere in the Plan, the following terms as used in the Plan shall have the following meanings when used with initial capital letters:

                  2.01.1 "Affiliate" means any entity, other than the Company, in which Williams owns, directly or indirectly, at least 20 percent of the combined voting power of all classes of stock of such entity or at least 20 percent of the ownership interest in such entity.

                  2.01.2 "Award" means any Option, Deferred Stock, Dividend Equivalent or any other right or interest relating to Shares or cash granted under the Plan.

                  2.01.3 "Award Agreement" means any written agreement, contract, notice to a Participant or other instrument or document between the Company and the Participant evidencing an Award.

                  2.01.4 "Board" means the Board of Directors of Williams.

                  2.01.5 "CEO" means the Chief Executive Officer of Williams.

                  2.01.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include regulations thereunder and successor provisions and regulations thereto.



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                  2.01.7 "Deferred Stock" means a right, granted under the terms of the Plan, to receive Shares at the end of a specified deferral period.

                  2.01.8 "Disability" means disability as defined under the terms of the Williams Consolidated Pension Plan or any successor plan.

                  2.01.9 "Dividend Equivalent" means a right, granted under the terms of the Plan, to receive payments equal to dividends paid on Shares.

                  2.01.10 "Fair Market Value" of a Share means, as of any given date, the closing price of a Share reported in the table entitled "New York Stock Exchange Composition Transactions" contained in The Wall Street Journal (or an equivalent successor table ) for such date or, if no such closing sales price was reported for such date, for the most recent trading day prior to such date for which a closing sales price was reported.

                  2.01.11 "Option" means a right, granted under the terms of the Plan, to purchase Shares at a specific price during specified time periods.

                  2.01.12 "Participant" means any employee of the Company or an Affiliate granted an Award which remains outstanding under the Plan.

                  2.01.13 "Person" is as defined in the Securities Exchange Act of 1934, as amended.

                  2.01.14 "Shares" means shares of the Common Stock of Williams, $1.00 par value, and such other securities of Williams or the Company as may be substituted or resubstituted for Shares under the terms of the Plan.

         Definitions of the terms "Change of Control", "Potential Change of Control", "Change of Control Price", "Related Party" and "Voting Securities" are set forth in Section 9 hereof.


                                    SECTION 3

                                 ADMINISTRATION

         3.01 The Plan shall be administered by the CEO. The CEO shall have full and final authority to take the following actions, in each case subject to, and consistent with, the provisions of the Plan:

                  (i) to designate Participants;

                  (ii) to determine the type or types of Awards to be granted to each Participant;

                  (iii) to determine the number of Awards to be granted, the number of Shares or amount of cash to which an Award will relate, the terms and conditions of any Award (including,


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but not limited to, any exercise price, grant price or purchase price, any limitations or restrictions, any schedule for or performance conditions relating to the lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, based in each case on such considerations as the CEO shall determine), and all other matters to be determined in connection with an Award;

                  (iv) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered;

                  (v) to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically, at the election of the CEO or at the election of the Participant;

                  (vi) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

                  (vii) to adopt, amend, suspend, waive and rescind such rules and regulations and approve such agents as may be deemed necessary or advisable to administer the Plan;

                  (viii) to correct any defect or supply any omission or reconsider any inconsistency, and to construe and interpret the Plan, the rules and regulations, any Award Agreement or any other instrument entered into, or relating to, an Award under the Plan; and

                  (ix) to make all other decisions and determinations as may be required under the terms of the Plan or as may be deemed necessary or advisable for the administration of the Plan.

         Any action of the CEO with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Williams, Affiliates, Participants, any person claiming rights under the Plan from or through any Participant, except to the extent the CEO may subsequently modify, or take further action not inconsistent with, prior action. The express grant of any specific power to the CEO, and the taking of any action by the CEO, shall not be construed as limiting the power or authority of the CEO. The CEO may delegate to officers or managers of the Company or of any Affiliate the authority to perform specific functions under the Plan. Any and all powers, authorizations or discretions granted by the Plan to the CEO shall likewise be exercisable at any time by the Board of Directors of the Company or the Board of Directors of Williams.






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                                    SECTION 4

                           SHARES SUBJECT TO THE PLAN

         4.01 Shares Reserved and Available. Subject to adjustment as provided in Section 8.01 hereof, the total number of Shares reserved and available for distribution under the Plan shall be two million (2,000,000) Shares.

         For purposes of this Section 4.01, the number of Shares to which an Award relates shall be counted against the number of Shares reserved and available under the Plan at the time of grant of the Award, unless such number of Shares cannot be determined at that time in which case the number of Shares actually distributed pursuant to the Award shall be counted against the number of Shares reserved and available under the Plan at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the number of Shares reserved and available under the Plan in accordance with procedures adopted by the CEO so as to ensure appropriate counting but to avoid double counting; and, provided further, that the number of Shares deemed to be issued under the Plan upon exercise or settlement of an Award shall be reduced by the number of Shares surrendered by the Participant or withheld by the Company in payment of the exercise price of the Award and withholding taxes relating to the Award.

         If any Shares to which an Award relates are forfeited, or payment is made to the Participant in the form of cash or other property other than Shares, or the Award otherwise terminates without payment being made to the Participant in the form of Shares, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, alternative payment or termination, again be available for Awards under the Plan. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, or of treasury Shares, including Shares repurchased by the Company or Williams for purposes of the Plan.

                                    SECTION 5

                                   ELIGIBILITY

         5.01 Awards may be granted only to full time executive, management and professional employees of the Company or Affiliates as may be selected from time to time in the sole and exclusive discretion of the CEO.





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                                    SECTION 6

                            SPECIFIC TERMS OF AWARDS

         6.01 General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the CEO may impose on any Award or the exercise or settlement thereof, at the date of grant or thereafter (subject to the terms of Section 10.01), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the CEO shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant. Except as may be required under the Delaware General Corporation Law or as provided in Sections 6.06 or 7.01, Awards shall be granted for no consideration other than prior and future services.

         6.02 Options. The CEO is authorized to grant Options on the following terms and conditions:

                  (i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the CEO; provided, however, that such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option and in no event shall be less than the par value of a Share;

                  (ii) Option Term. Subject to the terms of the Plan and any applicable Award Agreement, the term of each Option shall be determined by the CEO;

                  (iii) Methods of Exercise. Subject to the terms of the Plan, the CEO shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price shall be paid or deemed paid, and the form of such payment, including, without limitation, cash, Shares, other outstanding Awards or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, to the extent permitted by law).

         6.03 Deferred Stock. The CEO is authorized to grant Deferred Stock on the following terms and conditions:

                  (i) Issuance and Limitations. Delivery of Shares shall occur upon expiration of the deferred period specific for the Award by the CEO. In addition, an Award of Deferred Stock shall be subject to such limitations as the CEO may impose, which limitations may lapse at the expiration of the deferral period or at other specified times, separately or in combination, in installments or otherwise, as the CEO shall determine at the time of grant or thereafter. A Participant awarded Deferred Stock shall have no voting rights and will have no rights to receive dividends in respect of such Deferred Stock;

                  (ii) Forfeiture. Except as otherwise determined by the CEO, upon termination of employment (as determined under criteria established by the CEO) during the applicable deferral period, Deferred Stock that is at the time subject to deferral (other than a deferral at the election of


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the Participant) shall be forfeited; provided, however, that the CEO may provide, by rule or regulation or in any Award Agreement, that forfeiture of Deferred Stock may be waived in whole or in part in the event of termination resulting from specified causes, and the CEO may in other cases waive in whole or in part the forfeiture of Deferred Stock.

         6.04 Dividend Equivalents. The CEO is authorized to grant Awards of Dividend Equivalents. Dividend Equivalents shall confer upon the Participant rights to receive payments equal to interest or dividends, when and if paid, with respect to a number of Shares determined by the CEO. The CEO may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested.

         6.05 Other Stock-Based Awards. The CEO is authorized, subject to limitations under applicable law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the CEO to be consistent with the purposes of the Plan including, without limitation, Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, Awards valued by reference to the value of securities of or the performance of the Company or specified Affiliates, and Awards payable in the securities of the Company or Affiliates. Except as may be provided elsewhere herein, Shares granted under this Section 6.05 shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, Shares, outstanding Awards or other property, as the CEO shall determine, provided, however, that the value of such consideration shall not be less per share than the Fair Market Value of a Share on the date of grant of such purchase right and in no event shall be less per share than the par value of a Share.

         6.06 Exchange Provisions. The CEO may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Shares or another Award, based on such terms and conditions as the CEO shall determine and communicate to the Participant at the time that such offer is made.


                                    SECTION 7

                             GENERAL TERMS OF AWARDS

         7.01 Stand-Alone, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the CEO, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any other plan of Williams, the Company or any Affiliate, subject to the terms of the Plan. If an Award is granted in substitution for another Award or award, the CEO shall require the surrender of such other Award


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or award in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Award or awards. The exercise price of any Option or the purchase price of any other Award conferring a right to purchase Shares:

                  (i) granted in substitution for an outstanding Award or award shall either be not less than the Fair Market Value of Shares at the date such substitute Award is granted or not less than such Fair Market Value at that date reduced to reflect the Fair Market Value of the Award or award required to be surrendered by the Participant as a condition to receipt of a substitute Award; or

                  (ii) retroactively granted in tandem with an outstanding Award or award shall be either not less than the Fair Market Value of Shares at the date of grant of the later Award or the Fair Market Value at the date of grant of the earlier Award or award.

         7.02 Term of Awards. The term of each Award shall be for such period as may be determined by the CEO.

         7.03 Form of Payment of Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments or substitutions for payments upon the grant or exercise of any Award may be made in such forms as the CEO shall determine, including, without limitation, cash, Deferred Stock, Shares, other Awards of other property, and may be made in a single payment or substitution in installments or on a deferred basis, in each case in accordance with rules and procedures established by the CEO. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments on the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Shares. The CEO may also permit or require the deferral of any award payment, subject to rules and procedures as may be established, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

         7.04 Limitations on Transferability. Awards and other rights under the Plan shall not be transferable by a Participant except by will or the laws of descent and distribution (or, in the event of the Participant's death, to a designated beneficiary), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or such Participant's guardian or legal representative; provided, however, that except as otherwise provided by the CEO, Awards and other rights may be transferred to one or more Persons during the lifetime of the Participant in connection with the Participant's estate planning, and may be exercised by such transferees in accordance with the terms of such Award consistent with the registration of the offer and sale of Shares on Form S-8 or Form S-3 or such other registration form of the Securities and Exchange Commission as may then be filed and effective with respect to the Plan, and permitted by the CEO. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered to or in favor of any Person other than Williams, the Company or an Affiliate, and shall not be subject to any lien, obligation or liability of a Participant or transferee to any Person other than Williams, the Company or any Affiliate. If so determined by the CEO, a Participant may, in the manner established by the CEO, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution with respect to any Award upon the death of the


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Participant. A transferee, beneficiary, guardian, legal representative or other
Person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Award Agreement applicable to such Participant, except to the extent the Plan and Award Agreement otherwise provide with respect to such Persons, and to any additional restrictions or limitations deemed necessary or appropriate by the CEO.

         7.05 Registration and Listing Compliance. Neither Williams nor the Company shall be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between Williams and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of Williams or the Company, until Williams and the Company are satisfied that such laws, regulations and any other obligations have been satisfied.

         7.06 Share Certificates. All certificates for Shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the CEO may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which the Shares are listed or quoted. The CEO may cause a legend to be placed on any such certificates to make appropriate reference to such restrictions or limitations that may be applicable to the Shares. In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the CEO or a Participant, the CEO may require the Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such person as the CEO may designate.

         7.07 Performance-Based Awards. The CEO may designate any Award as subject to specified performance conditions. The performance objectives for an Award shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the CEO. The levels of performance required with respect to such business criteria may be expressed in absolute or relative levels. Achievement of performance objectives with respect to such Awards shall be measured over a period of not less than one year nor more than five years, as the CEO may specify. Performance objectives may differ for such Awards to different Participants. The CEO shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. The CEO may, in the CEO's discretion, reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7.07, but may not exercise discretion to increase such amount, and the CEO may consider other performance criteria in exercising such discretion. All determinations by the CEO as to the achievement of performance objectives shall be in writing. The CEO may not delegate any responsibility with respect to an Award subject to this Section 7.07. The CEO also has the discretion to adjust performance objectives to reflect the impact of acquisitions or dispositions of assets or other events that impact targeted levels of performance that were not contemplated at the time the Award was made.



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                                    SECTION 8

                              ADJUSTMENT PROVISIONS

         8.01 In the event that the CEO shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Shares or other securities of Williams, or other similar corporate transactions or event affects the Shares such that an adjustment is determined by the CEO to be appropriate in order to prevent dilution or enlargement of Participant's rights under the Plan, then the CEO shall, in such manner as deemed equitable, adjust any and all of : (i) the number and kind of Shares which may thereafter be issued in connection with Awards; (ii) the number and kind of Shares issued or issuable with respect to outstanding Awards; (iii) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. In addition, the CEO is authorized to make adjustments in the terms and conditions of , and the criteria in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in this Section) affecting Williams, the Company or any Affiliate or the financial statements of Williams, the Company or any Affiliate, or in response to changes in applicable laws, regulations or accounting principles.


                                    SECTION 9

                          CHANGE OF CONTROL PROVISIONS

         9.01 Creation and Funding of a Trust. Upon the earlier of a Potential Change of Control as defined in Section 9.02.2, unless the Board adopts a resolution within ten business days following the date the Potential Change of Control arises to the effect that such action is not necessary to secure any payments hereunder, or a Change of Control as defined in Section 9.02.1, the Company shall deposit with the trustee of a trust for the benefit of Participants monies or other property having a Fair Market Value at least equal to the net present value of cash, Shares and other property potentially payable or distributable in connection with Awards outstanding at that date. The trust shall be an irrevocable grantor trust which shall preserve the "unfunded" status of Awards under the Plan, and shall contain other terms and conditions substantially as specified for trusts authorized under Williams' employment agreements with executives.

         9.02 Definitions of Certain Terms. For purposes of this Section 9, the following definitions, in addition to those set forth in Section 2.01, shall apply:

                  9.02.1 "Change of Control" means and will be deemed to have occurred if: (i) any Person, other than Williams or a Related Party, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Williams representing 15 percent or more of the total voting power of all the then outstanding Voting Securities; or (ii) a Person, other than Williams or a Related Party, purchases

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or otherwise acquires, under a tender offer, securities representing 15 percent or more of the total voting power of all the then outstanding Voting Securities; or (iii) the individuals (a) who as of the effective date of the Plan constitute the Board or (b) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the effective date of the Plan or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iv) the stockholders of Williams approve a merger, consolidation, recapitalization or reorganization of Williams or an acquisition by Williams, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 65 percent of the total voting power represented by the Voting Securities of such surviving entity outstanding immediately after such transaction if the voting rights of each Voting Security relative to the other Voting Securities were not altered in such transaction; or (v) the stockholders of Williams approve a plan of complete liquidation of Williams or an agreement for the sale or disposition by Williams of all or substantially all of Williams' assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by Williams immediately prior to the transaction; or (vi) the Board adopts a resolution to the effect that a Change of Control has occurred or adopts a resolution to the effect that a Potential Change of Control has arisen and the transaction giving rise to such resolution has been thereafter approved by the stockholders of Williams or been consummated if such approval is not sought.

         9.02.2 "Potential Change of Control" means and will be deemed to have arisen if: (i) Williams enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or (ii) any Person (including Williams) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; or
(iii) any Person, other than a Related Party, files with the Securities and Exchange Commission a Schedule 13D pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 with respect to Voting Securities; or (iv) any Person, other than Williams or a Related Party, files with the Federal Trade Commission a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to any Voting Securities or a major portion of the assets of Williams; or (v) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change of Control has arisen. A Potential Change of Control will be deemed to continue (i) with respect to an agreement within the purview of clause "(i)" of the preceding sentence, until the agreement is canceled or terminated; or (ii) with respect to an announcement within the purview of clause "(ii)" of the preceding sentence, until the Person making the announcement publicly abandons the stated intention or fails to act on such intention for a period of twelve (12) calendar months; or (iii) with respect to either the filing of a Schedule 13D within the purview of clause "(iii)" of the preceding sentence or the filing of a notification and report form within the purview of clause "(iv)" of the preceding sentence with respect to Voting Securities, until the Person involved publicly announces that its ownership or acquisition of the Voting Securities is for investment purposes only and not for the purpose of seeking a Change of Control or such Person disposes of the Voting Securities; or (iv) with respect to any Potential Change of Control until a Change of Control has

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occurred or the Board, on reasonable belief after due investigation, adopts a resolution that the Potential Change of Control has ceased to exist.

         9.02.3 "Related Party" means: (i) a majority-owned subsidiary of Williams; or (ii) an employee or group of employees of Williams or any majority-owned subsidiary of Williams; or (iii) a trustee or other fiduciary holding securities under an employee benefit plan of Williams or any majority-owned subsidiary of Williams; or (iv) a corporation owned directly or indirectly by the stockholders of Williams in substantially the same proportion as their ownership of Voting Securities.

         9.02.4 "Voting Securities" means any securities of Williams which carry the right to vote generally in the election of directors.


                                   SECTION 10

                    AMENDMENTS TO AND TERMINATION OF THE PLAN

         10.01 The Board or the Company may amend, alter, suspend, discontinue or terminate the Plan without the consent of Participants; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to such Participant. The CEO may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to such Participant.


                                   SECTION 11

                               GENERAL PROVISIONS

         11.01 No Rights to Awards. Nothing contained in the Plan shall give any Participant or employee any claim to be granted any Award under the Plan, nor give rise to any obligation for uniformity of treatment of Participants and employees.

         11.02 Withholding. Williams, the Company or any Affiliate is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of Shares, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such actions as the CEO may deem necessary or advisable to enable Williams, the Company or any Affiliate to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive Shares, Awards or other property, and to make cash payments in respect thereof in satisfaction of such tax obligations.

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         11.03 No Right of Employment. Nothing contained in the Plan shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employ of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate a Participant's employment at any time or increase or decrease a Participant's compensation from the rate in existence at the time of granting of an Award.

         11.04 Unfunded Status of Awards. The Plan is intended to constitute an "unfunded " plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

         11.05 No Limit on Other Compensatory Arrangements. Nothing contained in this Plan shall prevent Williams, the Company or an Affiliate from adopting other or additional compensation arrangements (which may include, without limitation, employment agreements and arrangements which relate to Awards under the Plan), and such arrangements may be either generally applicable or applicable only in specific cases.

         11.06 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The CEO shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

         11.07 Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the State of Delaware and applicable federal laws.

         11.08 Severability. If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the CEO, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the CEO, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.





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